UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2016

LOWE’S COMPANIES, INC.

(Exact name of registrant as specified in its charter)

North Carolina	1-7898	56-0578072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Lowe’s Blvd., Mooresville, NC	28117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 758-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 23, 2016, Lowe’s Companies, Inc. (the “Company”) entered into a $1.75 billion five-year unsecured revolving amended and restated credit agreement (the “Amended and Restated Credit Agreement”) with the lenders named therein, Bank of America, N.A., as administrative agent, swing line lender and a letter of credit issuer, Wells Fargo Bank, National Association, as syndication agent and a letter of credit issuer, and Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., SunTrust Bank and U.S. Bank National Association, as co-documentation agents. The Amended and Restated Credit Agreement amends and restates the Company’s credit agreement, dated as of August 29, 2014, to, among other things, (i) extend the maturity date of the revolving credit facility, (ii) add a multicurrency subfacility and (iii) modify the revolving commitments of the lenders. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Amended and Restated Credit Agreement.

Subject to obtaining commitments from the lenders and satisfying other conditions specified in the Amended and Restated Credit Agreement, the Company may increase the aggregate availability under the facility by an additional $500 million.

The Company may request borrowings under the Amended and Restated Credit Agreement that are denominated in any of the following currencies: U.S. Dollar, Euro, Sterling, Canadian Dollar and such other currencies as are approved by the administrative agent and the lenders in accordance with the Amended and Restated Credit Agreement.

Borrowings under the Amended and Restated Credit Agreement will bear interest, at the Company’s option, calculated according to a Base Rate or a Eurocurrency Rate, as the case may be, plus an applicable margin. Depending on the Company’s credit ratings at the time of the borrowing, the applicable margin on a Base Rate Loan ranges from 0.000% to 0.125% and the applicable margin on a Eurocurrency Rate Loan ranges from 0.690% to 1.125%. At the Company’s current credit ratings, the applicable margin would be 0.000% for a Base Rate Loan and 0.910% for a Eurocurrency Rate Loan.

In addition, the Company must pay (i) a facility fee on the lenders’ aggregate commitments under the Amended and Restated Credit Agreement ranging from 0.060% to 0.125% per annum, depending on the Company’s credit ratings, and (ii) a letter of credit fee for the outstanding letters of credit under the Amended and Restated Credit Agreement ranging from 0.690% to 1.125% per annum, depending on the Company’s credit ratings. At the Company’s current credit ratings, the facility fee would be 0.090% of the aggregate commitments of the lenders (regardless of whether any borrowings are outstanding), and the letter of credit fee for an outstanding letter of credit would be computed at 0.910%. As of the date hereof, there are no outstanding borrowings under the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement contains customary representations, warranties and covenants for a transaction of this type, including a financial covenant concerning the ratio of Consolidated Adjusted Funded Debt to Consolidated EBITDAR, as set forth in the Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement requires the Company to maintain at the end of each fiscal quarter a Consolidated Adjusted Funded Debt to Consolidated EBITDAR ratio that does not exceed 4.00 to 1.00.

The Amended and Restated Credit Agreement also contains customary events of default, including a cross-default provision and a change of control provision. In the event of a default, the administrative agent shall, at the request of, or may, with the consent of, the required lenders, declare the obligations under the Amended and Restated Credit Agreement immediately due and payable and the commitments of the lenders may be terminated. For certain events of default relating to insolvency and receivership, the commitments of the lenders are automatically terminated and all outstanding obligations become due and payable.

The foregoing description of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Certain lender parties to the Amended and Restated Credit Agreement and certain of their respective affiliates have performed in the past, and may from time to time perform in the future, banking, investment banking and other advisory services for the Company and its affiliates for which they have received, and/or will receive, customary fees and expenses.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item and included in Item 1.01 is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amended and Restated Credit Agreement, dated as of November 23, 2016, by and among Lowe’s Companies, Inc., Bank of America, N.A., as administrative agent, swing line lender and a letter of credit issuer, Wells Fargo Bank, National Association, as syndication agent and a letter of credit issuer, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., SunTrust Bank and U.S. Bank National Association, as co-documentation agents, and the other lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOWE’S COMPANIES, INC.

Date: November 28, 2016	By:	/s/ Ross W. McCanless
Ross W. McCanless
Chief Legal Officer, Secretary and Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of November 23, 2016, by and among Lowe’s Companies, Inc., Bank of America, N.A., as administrative agent, swing line lender and a letter of credit issuer, Wells Fargo Bank, National Association, as syndication agent and a letter of credit issuer, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., SunTrust Bank and U.S. Bank National Association, as co-documentation agents, and the other lenders party thereto.